UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2024

VISTRA CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38086	36-4833255
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 Sierra Drive Irving, TX	75039
(Address of principal executive offices)	(Zip Code)

(214) 812-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	VST	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously announced, Vistra Operations Company LLC, a Delaware limited liability company (“Parent”) and an indirect wholly owned subsidiary of Vistra Corp., and Vistra Vision Holdings I LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Vistra Vision Holdings”), entered into a Unit Purchase Agreement on September 18, 2024, with each of (i) VV Aggregator Holdings 1 LLC, a Delaware limited liability company, an affiliate of certain funds managed by Avenue Capital Management II, L.P. (collectively, “Avenue”) (the “Original Avenue UPA”), and (ii) certain funds and accounts advised by Nuveen Asset Management, LLC (collectively, “Nuveen), pursuant to which, upon the terms and subject to the conditions thereof, Vistra Vision Holdings will purchase Avenue’s and Nuveen’s combined 15% equity interest in Vistra Vision LLC (“Vistra Vision”), a Delaware limited liability company (the “Transactions”).

On November 17, 2024, Parent and Vistra Vision Holdings entered into a letter agreement with Avenue (the “Letter Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, if Parent successfully prices at least $1.25 billion of notes though a private offering on or before December 20, 2024 (the “Financing Condition”), Vistra Vision Holdings and Avenue will amend and restate the Original Avenue UPA (the “A&R Avenue UPA”) to provide that the full purchase price owed to Avenue, without any interest, shall be payable in a single installment on the closing of the Transactions, which is anticipated to be December 31, 2024. If the Financing Condition is not satisfied by December 20, 2024, the terms and conditions of the Original Avenue UPA shall remain in effect.

The foregoing description of the Letter Agreement, including the A&R Avenue UPA, does not purport to be complete and is qualified in its entirety by the full text of the Letter Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein. The Letter Agreement has been attached to provide investors with information regarding their terms. They are not intended to provide any other factual information about Vistra Corp., Parent, Vistra Vision Holdings or Vistra Vision. In particular, the representations, warranties and covenants of each party set forth in any of the Letter Agreement and, if entered into, the A&R Avenue UPA have been made only for the purposes of, and were and are solely for the benefit of the parties thereto, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure schedules made for the purposes of allocating contractual risk between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Original Avenue UPA, the Letter Agreement and, if entered into, the A&R Avenue UPA.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Letter Agreement, dated November 17, 2024, by and among Vistra Operations Company LLC, Vistra Vision Holdings I LLC, and VV Aggregator Holdings 1 LLC

*	Certain exhibits, schedules and annexes to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Vistra agrees to furnish supplementally a copy of any omitted exhibits, schedules or annexes to the SEC upon its request.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vistra Corp.

Dated: November 19, 2024	/s/ Kristopher E. Moldovan
	Name:	Kristopher E. Moldovan
	Title:	Executive Vice President and Chief Financial Officer